Exhibit 10.1
WEBSITE AND DOMAIN NAME
ACQUISITION AND TRANSFER AGREEMENT

This Website and Domain Name Acquisition and Transfer Agreement (“Agreement”) is made and entered into as of March 12, 2010, by and between, Phil Santoro, located at 6583 Rollymeade Ave, Cincinnati, Ohio 45243 (the “Seller”) and CrowdGather, Inc., located at 20300 Ventura Boulevard, Suite 330, Woodland Hills, California  91364 (the “Purchaser”) (each a “Party” or “Parties”).

RECITALS

A. The Purchaser desires to acquire the Purchased Assets (as that term is defined later in this Agreement), on the terms and subject to the conditions specified in this Agreement.

B.           The Seller desires to sell and convey all of its rights, title and interest the Purchased Assets to the Purchaser, on the terms and subject to the conditions specified in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to the foregoing and as follows:

1.           Sale, Assignment and Transfer.  Subject to the provisions of this Agreement, Purchaser agrees to purchase, and Seller agrees to sell, all Seller’s rights, title and interest, to: a) the completed websites located at each of domains specified on Exhibit A attached hereto (the “Websites”), including, but not limited to, any and all associated software used in building and/or maintaining the Websites, each of the Websites users lists and databases containing any of the Websites’ user information or other information related to the Websites and any other intellectual property related to the Websites, including, but not limited to, trademarks related to the Websites, its products and services, copyrights in software and creative content, trade secrets, and other intellectual property rights and licenses of various kinds related to the Website; b) the domain names listed on Exhibit A (the “Domain Names”); c) name registrations; d) any goodwill symbolized thereby; and e) and all rights to sue for past infringement, if any, and to receive any recoveries therefore (collectively, the “Purchased Assets”). Seller hereby sells, assigns, conveys and transfers to Purchaser and Purchaser hereby acquires, all of Seller’s right, title and interest including, but not limited to, all of Seller’s common law rights in and to the Purchased Assets. In addition, Seller hereby sells, assigns, conveys and transfers to Purchaser all data, programming code, user or customer lists, moderator contact information and all other information as it pertains to the operation of the Websites. Except as otherwise expressly set forth in Exhibit B attached hereto, the Purchaser does not assume any liabilities associated with the business associated with the Websites and Domain Names (“Business”).

2.           Purchase Price.

2.1. Purchase Price and Costs of Transfer. The purchase price for the Purchased Assets shall be One Million Dollars ($1,000,000), which shall consist of Six Hundred Thousand Dollars ($600,000) (“Cash”) payable to Seller as specified below and Four Hundred Thousand Dollars ($400,000) payable to Seller in shares of the Purchaser’s common stock (“Shares”) (the Cash and the Shares shall collectively be referred to as the “Purchase Price”). The number of Shares to be issued to the Seller shall be calculated by dividing Four Hundred Thousand Dollars ($400,000) by the closing price of the Purchaser’s common stock as of March 12, 2010. Purchaser shall pay Six Hundred Thousand Dollars ($600,000) of the Cash (“Cash Payment”) to Seller together on Closing (as defined below) pursuant to Section 5 of this Agreement. Purchaser shall pay Four Hundred Thousand Dollars ($400,000) to Seller payable in Shares (“Shares Payment”) within ten (10) days of the Closing Date (as defined below) pursuant to Section 5 of this Agreement and subject to compliance with the applicable federal and state securities laws.

2.2. Conditional Traffic Compensation. If the average monthly visitor traffic to the Websites during the twelve calendar month period following the Closing Date is greater than or equal to 59.13 million monthly page views as measured by Google Analytics, then Purchaser shall pay an additional Two Hundred Thousand Dollars ($200,000) to Seller payable in Shares. The number of Shares to be issued to the Seller shall be calculated by dividing Two Hundred Thousand Dollars ($200,000) by the 20-day volume weighted average price (VWAP) of the Purchaser’s common stock, the 20th day of which shall be the Trading Day (as defined below) immediately preceding the one year anniversary date of the Closing Date.  Trading Day shall mean a day on which the New York Stock exchange is open for business.

2.3. Registration Rights. In the event the Purchaser files a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (“Registration Statement”), the Seller have the right to request that the Purchaser include in that Registration Statement the Shares held by the Seller. The Purchaser intends to file a Registration Statement on or before June 30, 2010, and will use its best efforts to cause that Registration Statement to become effective. If such Registration Statement is not effective on or before the six month anniversary of the Closing Date, then the Purchaser will instruct its legal counsel to provide an opinion letter for the Seller to sell its Shares pursuant to Rule 144.

2.4. Put Agreement. In connection with the Agreement, Seller and Purchaser shall enter into a separate put agreement (“Put Agreement”), which shall be in the form attached hereto as Exhibit C. The Put Agreement shall contemplate that within ten (10) business days of the earlier of (i) the date that the Seller’s Shares become eligible to be sold pursuant to Rule 144 or (ii) the date that the Seller’s Shares may be sold pursuant to an effective registration statement, the Seller may elect to return the Shares which comprise the Shares Payment to the Purchaser in exchange for $150,000 payable in monthly payments of $30,000 over a five (5) month period with no interest.

3. Obligation of Seller to Provide Consultants. In connection with the Agreement, Seller shall arrange for Purchaser to enter into separate independent contractor agreements with Matt Fiegl, Graham Frank and Aaron Berck (each shall hereinafter be referred to as a “Consultant”). Such independent contractor agreements shall contemplate each Consultant’s current compensation arrangement with the Seller and shall have a term of no less than four months.

4. Further Assurances.  Seller hereby covenants that it will, at any time upon request of Purchaser, execute and deliver to Purchaser any new or confirmatory instruments and do and perform (at Purchaser's reasonable expense) any other acts which Purchaser may reasonably request in order to complete  the sale and transfer of, and vest in Purchaser, all of Seller's right, title and interest in and to the Purchased Assets.

5.           Closing. The actions to be taken by the parties hereto to close the transaction (“Closing”) shall take place on or before March 23, 2010 (the “Closing Date”). At the Closing, Seller shall first deliver to Purchaser possession of all of the Domain Names through transfer via Godaddy.com or a similar domain registration service to be agreed upon in writing by Seller and Purchaser.  Subject to delivery of the Domain Names by Seller to Purchaser, Purchaser shall deliver to Seller One Hundred Fifty Thousand Dollars ($150,000) of the Cash Payment, which shall be payable in cash by wire transfer. Immediately thereafter, Seller shall deliver to Purchaser possession of the balance of the Purchased Assets, conveying and transferring the Purchased Assets to Purchaser, and Purchaser shall review and verify the Purchased Assets are properly accounted for and operational. Subject to confirmation by Purchaser of Seller’s transfer of the website software and databases, including, specifically, the following accounts to Purchaser: (i) Softlayer Account, (ii)_Paypal Account; Coreg Account; and (iv) Hostgater Account, Purchaser shall deliver to Seller the balance of the Cash Payment, specifically, Four Hundred Fifty Thousand Dollars ($450,000), which shall be payable in cash by wire transfer. The Purchaser shall issue and deliver the Shares Payment to Seller within ten (10) days of Closing Date subject to compliance with the applicable federal and state securities laws.

6.           Warranties and Representations. Seller hereby represents and warrants to Purchaser that:

6.1. Seller has all necessary power and authority to own, lease and operate the Purchased Assets and to operate the Business as now being conducted;

6.2. Seller has the requisite power and authority to execute, deliver, and perform this Agreement, and when executed and delivered at Closing, will constitute a valid and binding obligation of Seller;

6.3. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby:  (i) will conflict with, will result in a violation of any applicable law or judgment; (iii) will result in a breach of any assumed obligation; or (iv) will create any lien or encumbrance upon any of the Purchased Assets;

6.4. Seller has good and marketable title to all Purchased Assets and none of the Purchased Assets is subject to any lien, encumbrance, claim or security interest (collectively, the “Liens”);

6.5. The cash flow statements, balance sheets and profit and loss statements provided to Purchaser by Seller are true and correct in all material respects and present fairly the operating income and financial condition of Seller and its Business as of their respective dates;

6.6. All returns, reports and statements relating to the Purchased Assets or to the operation of the Business which Seller is required to file with any governmental agency or other body have been filed and timely without any time lapse, are current now and will be current as of the Closing Date;

6.7. Seller has filed or has caused to be filed all federal, state, county, local or city tax returns affecting the Purchased Assets or the operation of the Business which are required to be filed by Seller, and all tax assessments and other governmental charges which are due and payable have been timely paid;

6.8. There are no actions, suits, proceedings, orders or claims pending or threatened against Seller, or pending or threatened by Seller against any third party which relate to, or in any way affect, the Purchased Assets or the operation of the Business;

6.9. Seller has complied in all material respects with all applicable federal, state and local laws, rules, regulations, ordinances, codes, statutes, judgments, orders and decrees in connection with the ownership of the Purchased Assets and the operation of the Business and that neither the ownership nor the use of the Purchased Assets conflicts with the rights of any other person or entity;

6.10. Seller has no contingent liabilities or other liabilities with respect the Purchased Assets outside the ordinary course of business;

6.11. The books and other records of the Seller relating to the Business are true, correct and complete in all material respects;

6.12. The Purchased Assets include all Purchased Assets used or useful in connection with the operation of the Business as currently operated;

6.13. Upon the consummation of the transactions contemplated hereby, Seller will transfer good and valid title to the Purchased Assets free and clear of any Liens;

6.14. The Purchased Assets will be fit for their intended purposes and be fully functional as represented prior to the Closing;

6.15. Since Purchaser’s inspection of the Purchased Assets, there has not been and will not be in the foreseeable future any material damage, destruction, change or loss of any kind or have had a material adverse effect with respect to the Purchased Assets;

6.16. Until the Closing Date, Seller shall maintain the Purchased Assets in at least as a good a condition as the condition of the Purchased Assets as of the date hereof, subject only to changes that may result from day-to-day business operations.

6.17. Seller will conduct its Business and activities diligently and in substantially the same manner as it previously has been carried out and will advise Purchaser of any material adverse change in its Business that may occur prior to the Closing.

6.18. No insolvency proceedings of any character, voluntary or involuntary, affecting the Purchased Assets are pending;

6.19. There are no existing agreements with, options or rights of, or commitments to any person, other than to Purchaser, to acquire any of the Purchased Assets or any interest therein;

6.20. Seller warrants that any information provided to Purchaser is true and correct and is a fair and accurate presentation of the Purchased Assets and is unaware of any conditions that would adversely affect or substantial impair the Purchased Assets.

6.21. There are no material omissions or untrue statements contained in this Agreement which are misleading;

6.22. All representations and warranties made by Seller shall survive the Closing.

6.23. Investment Representations.

(a)           The Seller confirms that he has been given sufficient access to information regarding the Purchaser and in connection with his decision to receive the Shares, as consideration under this Agreement, including the opportunity to ask questions of, and receive answers from, persons acting on behalf of Company and concerning the Purchaser’s financial affairs, prospects and condition.  The Seller has received and carefully reviewed the information and documentation relating to the Purchaser, including without limitation, the Purchaser’s filings with the U.S. Securities and Exchange Commission.

(b)           The Seller represents and warrants that (i) he is resident in or otherwise subject to the securities legislation of the United States, and the issuance of the Shares to Seller has occurred only in the United States; and (ii) Seller has such knowledge and experience in financial and business matters as to make him capable of evaluating the risks of the prospective investment and to make an informed investment decision.

(c)           The Seller represents, warrants and covenants that he shall acquire the Shares issuable under this Agreement for his own account and not for the account or on behalf of others, and he is doing so with the intent of retaining such Shares as an investment and without the current intent to redistribute such Shares.

(d)           The Seller acknowledges that: (i) no securities commission or similar authority has reviewed or passed on the merits of the Shares issuable under the Transaction Documents; (ii) there is no government or other insurance covering such Shares; and (iii) there are risks associated with the acquisition of the Shares.

(e)           The Seller acknowledges that (i) it must and shall bear the economic risk of holding the Shares, which may be for an indefinite period of time, because at the time such Shares are issued they are “restricted securities” and will not have been registered under the Securities Act of 1933, as amended, or any other securities law and, therefore, cannot be sold unless they are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available; (ii) the Shares may not be resold or transferred on the official stock transfer records of Company without furnishing to Company an opinion of counsel reasonably acceptable to Company that such sale or transfer of the Shares will not violate the registration provisions of applicable federal and state securities laws; and (iii) certificates representing the Shares shall have endorsed on them a restrictive legend to this effect.

(f)           The Seller acknowledges that Purchaser is relying on the representations, warranties, covenants and acknowledgments in this Section 6.23 to ensure that any the Shares issued under the terms of this Agreement can be issued in reliance on exemptions from registration requirements under United States federal and state securities laws.

7.           Seller’s Conditions to Closing. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:

7.1. Purchaser shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by the Purchaser at or prior to Closing, including payment of the Cash Payment on or at Closing in accordance with Section 5 above.

Should the above condition not be satisfied to Seller’s satisfaction as of the Closing, Seller shall be entitled to terminate this Agreement and the parties shall have no further liabilities under this Agreement.

8.           Purchaser’s Conditions to Closing.  The obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by Purchaser:

8.1. Purchaser shall have satisfactorily completed all necessary technical (including, but not limited to, software code review) and legal due diligence of the Purchased Assets;

8.2. Seller and Purchaser shall have entered into the Put Agreement which shall be in the form attached hereto as Exhibit C;

8.3. Purchaser shall have entered into independent contractor agreements with each Consultant in forms reasonably satisfactory to Purchaser;

8.4. Seller shall have obtained all authorizations, consents and approvals of all governmental agencies and authorities and executed all necessary agreements and taken all such actions as are required to convey the Purchased Assets to the Purchaser;

8.5. Seller shall have no litigation pending or threatened with respect to the Purchased Assets;

8.6. From the date of this Agreement through the Closing Date, there shall not have occurred any change, circumstance or event concerning the Purchased Assets that has had or could be reasonably likely to adversely affect or substantial impair the Purchased Assets;

8.7. All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and

8.8. Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

Should the above conditions not be satisfied to Purchaser's satisfaction, in its sole discretion, as of the Closing, Purchaser shall be entitled to terminate this Agreement without further liability between Purchaser and Seller.

9. Post-Closing Covenants.  Seller hereby covenants that it will not, anywhere in the world, challenge, or cause a third party to challenge, the validity and ownership by Purchaser of the Purchased Assets and will not, anywhere in the world directly or indirectly seek to register, defend, compromise or dispute any rights in and to the Purchased Assets.  For a period of three (3) years after the Closing Date, Seller hereby covenants that it will not, anywhere in the world, directly or indirectly seek to register or otherwise acquire any rights in any websites, domain names, trade names, trademarks, service marks, or other intellectual property assets that are or may be, or that contain portions that are or may be, confusingly similar to the Purchased Assets.  Seller also will not use or cause to be used any copies of the Purchased Assets.

10. Confidentiality; Press Releases.  The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be released by the Purchaser. The Seller will not make or cause to be made any public announcement or issue any press release in respect of such matters without the prior written consent of the Purchaser. The Seller shall ensure that any nonpublic information provided to it by the Purchaser in confidence shall be treated as strictly confidential and that all such confidential information that the Seller or any of its respective employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Purchaser, any affiliate thereof, or any customer or supplier thereof, shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the Purchaser; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving party.

11. Miscellaneous.

11.1. Assignment.  Neither this Agreement nor any right or obligation under this Agreement is assignable in whole or in part by any Party without the prior written consent of the other Parties and any attempted assignment without such consent shall be null and void and of no force or effect.

11.2. Entire Agreement.  This Agreement, including any and all Exhibits and attachments to this Agreement, which are hereby incorporated by reference into this Agreement, constitutes the entire agreement between the parties the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the same subject matter.

11.3. Amendments.  This Agreement may only be amended by a written agreement duly signed by persons authorized to sign agreements on behalf of each Party.

11.4. Notices.  All notices, demands, requests, or other communications which may be or are required to be given or made by any Party to the other Party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or delivered by overnight air courier addressed as provided in the preamble of this Agreement.

11.5. Governing Law and Jurisdiction.  The interpretation and construction of this Agreement, to the extent the particular issue is controlled by state law, shall be governed by and construed in accordance with the laws (but not including choice of law provisions) of the State of California. The state and federal courts located in County of Los Angeles, California shall have exclusive jurisdiction to adjudicate all disputes between the parties concerning the subject matter hereof.

11.6. Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

11.7. Benefits; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective Parties and their permitted assigns and successors in interest.

11.8. Indemnification. Seller shall indemnify, defend and hold Purchaser harmless from any and all claims, liabilities, costs, expenses, damages, and penalties (including reasonable attorneys’ fees) arising from Seller’s breach of its representation and warranties as set forth in this Agreement.

11.9. Attorneys’ Fees. The prevailing party in any dispute concerning this Agreement shall be entitled to recover reasonable attorneys’ fees incurred as a result of defending or prosecuting the claim, as the case may be.

11.10. Expenses.  Except as otherwise provided herein, each party shall be solely responsible for all expenses, including finder’s fees, all legal and accounting fees, related costs and other expenses incurred by it in connection with this Agreement.

11.11. Joint Preparation. This Agreement shall be deemed for all purposes to have been prepared through the joint efforts of the parties hereto and shall not be construed for or against one party or any other party as a result of the preparation, submittal, drafting, execution or other event of negotiation hereof.

11.12. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

11.13. Injunctive Relief; Specific Performance.  The Parties agree that the interest in the Websites and Domain Names represent unique interests. As such the Parties hereto shall be entitled to seek injunctive relief and/or specific performance, in addition to other remedies, to enforce a party’s rights under this Agreement.

11.14. Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.15. Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

11.16. Time of the Essence.  Time is, and at all times hereafter shall be, of the essence in satisfying the terms, conditions and provisions of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF the parties have executed this Agreement on the date specified in the preamble of this Agreement.

SELLER:

Phil Santoro

/s/ Phil Santoro
Phil Santoro

PURCHASER:

CrowdGather, Inc.

By: /s/ Sanjay Sabnani
Name: Sanjay Sabnani
Title: CEO

EXHIBIT A

Description of the Purchased Assets

A.
The following completed Websites including, without limitation, any and all associated software used in building the Websites, content posted therein, and Website users lists and Website data bases containing any Website user or Website information, including, without limitation personally identifiable information regarding the Websites’ users and participants:

http://www.freeforums.org
http://www.freeforums-dev.org
http://www.freeforums-inc.org

B.	The following Domain Names:

Seller owns the following domains registered with Godaddy Inc that are the subject of the sale to Purchaser:

http://www.freeforums.org
http://www.freeforums-dev.org
http://www.freeforums-inc.org

C.	Additional add-ons that are installed with the above referenced forums, and will be transferred to Purchaser include:

Load balancing license from Zeus
R1Soft Backup License.
Interspire knowledgebase license.

D.	Additional accounts that with the above referenced forums, and will be transferred and/or switched (as specified below) to Purchaser include:

Paypal - account will be transferred to Purchaser
AdSense - switch to Purchaser's own account
Coreg - assist Purchaser in creating account
Skimlinks - assist Purchaser in creating account
Techni - assist Purchaser in creating account
Conduit - account will be transferred to Purchaser
Hostgator - assist Purchaser in creating account
Softlayer - account will be transferred to Purchaser
1&1 - account will be transferred to Purchaser

EXHIBIT B

Assumed Obligations

None